EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports First Quarter 2021 Financial Results

Results for the First Quarter of 2021

  Net income of $10.7 million, or $0.45 per common unit
  Adjusted EBITDA of $13.8 million and distributable cash flow of $11.7 million
  Quarterly cash distribution of $0.12 per unit
  Distribution coverage ratio of 4.13x, LTM distribution coverage ratio of 4.02x

OMAHA, Neb., May 03, 2021 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the first quarter of 2021. Net income attributable to the partnership was $10.7 million, or $0.45 per common unit, for the first quarter of 2021 compared with net income of $10.4 million, or $0.44 per common unit, for the same period in 2020.

The partnership also reported adjusted EBITDA of $13.8 million and distributable cash flow of $11.7 million for the first quarter of 2021, compared with adjusted EBITDA of $13.4 million and distributable cash flow of $11.4 million for the same period in 2020. Distribution coverage was 4.13x for the three months ended March 31, 2021 as compared to 4.03x for the same period a year ago.

“Green Plains Partners delivered another consistent quarter of financial results for its unitholders while continuing to significantly reduce its debt,” said Todd Becker, president and chief executive officer. “Closing on the sale of Green Plains Ord delivered additional proceeds to more quickly reduce the partnership’s debt, further strengthening its balance sheet.”

First Quarter Highlights and Recent Developments

  On March 22, 2021, Green Plains Inc.’s subsidiary, Green Plains Ord LLC, closed on the sale of its ethanol plant located in Ord, Nebraska to GreenAmerica Biofuels Ord LLC. Correspondingly, the storage assets located adjacent to the Ord plant were sold to Green Plains Ord LLC for $27.0 million, along with the transfer of associated railcar operating leases. In accordance with the loan agreement, the proceeds were used to repay debt.
  On April 22, 2021, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.12 per unit, or approximately $2.8 million, for the first quarter of 2021. The distribution is payable on May 14, 2021, to unitholders of record at the close of business on May 7, 2021.

Results of Operations
Consolidated revenues increased $0.1 million for the three months ended March 31, 2021, compared with the same period for 2020. Storage and throughput services revenue increased $0.5 million due to an increase in the rate per gallon charged to Green Plains Trade beginning on July 1, 2020. Terminal services revenue decreased $0.2 million as a result of lower throughput volume. Railcar transportation services revenue decreased $0.1 million primarily due to a decrease in railcar sublease revenue. Trucking and other revenue decreased $0.1 million due to a reduction in freight loads.

Operations and maintenance expenses decreased $0.4 million for the three months ended March 31, 2021, compared with the same period for 2020, primarily due to a reduction in unloading fees and repair and maintenance expense. General and administrative expenses increased $0.2 million for the three months ended March 31, 2021, compared with the same period for 2020, primarily due to an increase in insurance expense.

During the first quarter of 2021, Green Plains Inc.’s average production utilization rate was approximately 71.1% of capacity. Ethanol throughput was 179.0 million gallons, which was below the contracted minimum volume commitment. As a result, the partnership charged Green Plains Trade $2.8 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against potential excess volumes in future periods. The cumulative minimum volume deficiency credits available to Green Plains Trade as of March 31, 2021 totaled $10.6 million. If these credits are unused by Green Plains Trade, $4.3 million will expire on June 30, 2021, $2.4 million will expire on September 30, 2021, $1.1 million will expire on December 31, 2021 and $2.8 million will expire on March 31, 2022. These credits have been recognized in revenue by the partnership, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of these credits, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended
	March 31,
	2021	2020	% Var.
Product volumes
Storage and throughput services	179.0	241.6	(25.9)%

Terminal services:
Affiliate	18.4	32.5	(43.4)
Non-affiliate	24.4	26.5	(7.9)
	42.8	59.0	(27.5)

Railcar capacity billed (daily average)	72.9	78.8	(7.5)

Liquidity and Capital Resources
Total liquidity as of March 31, 2021, was $4.8 million, including $0.1 million in cash and cash equivalents, and $4.7 million available under the partnership’s revolving credit facility. Total debt outstanding was $61.1 million, net of debt issuance costs of $1.7 million.

Conference Call Information
On May 3, 2021, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss first quarter 2021 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 9070109. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financing transactions, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of our equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of our equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of ultra-high protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$71	$2,478
Accounts receivable, including from affiliates	14,552	14,744
Other current assets	627	772
Total current assets	15,250	17,994
Property and equipment, net	31,062	32,119
Operating lease right-of-use assets	43,545	40,604
Other assets	14,768	14,603
Total assets	$104,625	$105,320

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$4,422	$4,399
Operating lease current liabilities	12,232	11,506
Current maturities of long-term debt	61,104	97,739
Other current liabilities	3,198	5,438
Total current liabilities	80,956	119,082
Asset retirement obligations	3,072	2,865
Operating lease long-term liabilities	32,137	29,835
Total liabilities	116,165	151,782

Partners' deficit	(11,540)	(46,462)
Total liabilities and partners' deficit	$104,625	$105,320

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31,
	2021	2020	% Var.
Revenues
Affiliate	$19,309	$18,983	1.7%
Non-affiliate	1,097	1,288	(14.8)
Total revenues	20,406	20,271	0.7
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	5,754	6,160	(6.6)
General and administrative	1,201	1,044	15.0
Depreciation and amortization	887	961	(7.7)
Total operating expenses	7,842	8,165	(4.0)
Operating income	12,564	12,106	3.8
Interest expense	(1,928)	(1,864)	3.4
Income before income taxes and income from equity method investee	10,636	10,242	3.8
Income tax expense	(84)	(31)	171.0
Income from equity method investee	175	158	10.8
Net income	$10,727	$10,369	3.5%

Net income attributable to partners' ownership interests:
General partner	$215	$207	3.9%
Limited partners - common unitholders	10,512	10,162	3.4

Earnings per limited partner unit (basic and diluted):
Common units	$0.45	$0.44	2.3%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,161	23,138

Supplemental Revenues Data:
Storage and throughput services	$12,261	$11,785	4.0%
Railcar transportation services	5,042	5,124	(1.6)
Terminal services	2,042	2,194	(6.9)
Trucking and other	1,061	1,168	(9.2)
Total revenues	$20,406	$20,271	0.7%

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net income	$10,727	$10,369
Noncash operating adjustments:
Depreciation and amortization	887	961
Other	542	216
Net change in working capital	(1,368)	1,715
Net cash provided by operating activities	10,788	13,261

Cash flows from investing activities:
Purchases of property and equipment	(153)	(22)
Disposition of assets	27,000	-
Net cash provided by (used in) investing activities	26,847	(22)

Cash flows from financing activities:
Payments of distributions	(2,842)	(11,280)
Net proceeds (payments) on revolving credit facility	300	(1,900)
Net payments on long-term debt	(37,500)	-
Payments of loan fees	-	(56)
Net cash used in financing activities	(40,042)	(13,236)

Net change in cash and cash equivalents	(2,407)	3
Cash and cash equivalents, beginning of period	2,478	261
Cash and cash equivalents, end of period	$71	$264

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		LTM Ended
	March 31,		March 31,
	2021	2020	2021
Net income	$10,727	$10,369	$41,505
Interest expense	1,928	1,864	8,577
Income tax expense	84	31	265
Depreciation and amortization	887	961	3,732
Transaction costs	5	-	30
Unit-based compensation expense	79	79	320
Proportional share of EBITDA adjustments of equity method investee (1)	44	50	175
Adjusted EBITDA	13,754	13,354	54,604
Interest paid or payable	(1,928)	(1,864)	(8,577)
Income taxes paid or payable	(84)	(31)	(190)
Maintenance capital expenditures	(2)	(22)	(161)
Distributable cash flow (2)	$11,740	$11,437	$45,676
Distributions declared (3)	$2,842	$2,836	$11,367
Coverage ratio	4.13x	4.03x	4.02x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Distributable cash flow does not include adjustments for the principal payments on the term loan of $37.5 million, of which $27.0 million relates to the Ord disposition, for the three months ended March 31, 2021.
(3) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Contacts
Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com